Exhibit 10.2
METHODE ELECTRONICS, INC. 2007 CASH INCENTIVE PLAN
     1. Preamble.
     Methode Electronics, Inc., a Delaware corporation (the “Company”), hereby establishes the Methode Electronics, Inc. 2007 Cash Incentive Plan (the “Plan”) as an incentive for selected officers and key employees of the Company to improve corporate performance by providing each participating officer and other selected key employees with an opportunity to receive a cash incentive payment based upon the accomplishment of certain performance criteria.
     2. Definitions and Rules of Construction.
     2.01 Definitions.
     (a) “Affiliate” means any entity during any period that, in the opinion of the Committee, the Company has a significant economic interest in the entity.
     (b) “Award” means the grant of a cash incentive award hereunder.
     (c) “Award Date” means the date upon which an Award is granted to a Participant under the Plan.
     (d) “Board” or “Board of Directors” means the board of directors of the Company.
     (e) “Cause” shall mean:
(i)	Participant’s conviction of a felony;

(ii)	Participant’s commission of any act or acts of personal dishonesty intended to result in substantial personal enrichment to Participant to the detriment of the Company;

(iii)	repeated violations of Participant’s responsibilities which are demonstrably willful and deliberate, provided that such violations have continued more than ten days after the Board of Directors of the Company has given written notice of such violations and of its intention to terminate Participant’s employment because of such violations;

(iv)	any willful misconduct by the Participant which affects the business reputation of the Company;

(v)	breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company or any Affiliate or Subsidiary; or

(vi)	Participant’s violation of the Company’s code of conduct.
The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.
     (f) “Change of Control” shall be deemed to have occurred on the first to occur of any of the following as a result of one transaction or a series of transactions:
(i)	the date any one person, or more than one “person” acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person(s)) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

(ii)	the date a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; or

(iii)	the date any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) percent of the fair market value or total voting power of the stock of the Company.
     (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.
     (h) “Committee” means the Compensation Committee of the Board of Directors.
     (i) “Company” means Methode Electronics, Inc., a Delaware corporation, and any successor thereto.
     (j) “Family Members” mean with respect to an individual, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the individual’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the individual) control the management of assets, and any other entity in which these persons (or the individual) own more than 50% of the voting interests.
     (k) “Participant” means an individual to whom an Award has been granted under the Plan.
     (l) “Plan” means the Methode Electronics, Inc. 2007 Cash Incentive Plan, as set forth herein and from time to time amended.
     (m) “Subsidiary” means any entity during any period of which the Company owns or controls more than 50% of (i) the outstanding capital stock, or (ii) the combined voting power of all classes of stock.
     2.02 Rules of Construction.
     (a) Governing Law and Venue. The construction and operation of this Plan are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction, and any litigation arising out of this Plan shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.
     (b) Undefined Terms. Unless the context requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the Code.
     (c) Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.
     (d) Conformity with Section 162(m). Any awards issued to specified employees (as defined in Section 162(m) of the Code) with any of the performance criteria listed in Section 5 are intended to qualify as performance-based compensation under Section 162(m) of the Code to which the applicable remuneration limits of Section 162(m)(1) do not apply.
     (e) Gender. Unless clearly inappropriate, all nouns of whatever gender refer indifferently to persons of any gender.
     (f) Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.
     (g) Severability. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions are to continue in full force and effect and to be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

     3. Administration.
     The Committee shall administer the Plan. All determinations of the Committee are made by a majority vote of its members. The Committee’s determinations are final and binding on all Participants. In addition to any other powers set forth in this Plan, the Committee has the following powers:
(a)	to construe and interpret the Plan;

(b)	to establish, amend and rescind appropriate rules and regulations relating to the Plan;

(c)	subject to the terms of the Plan, to select the individuals who will receive Awards, the times when they will receive them, the form of agreements which evidence such Awards, the amount of such Award, the performance targets to be achieved to receive payment of the Award, the expiration date applicable to each Award and other terms, provisions and restrictions of the Awards (which need not be identical) and subject to Section 13 hereof, to amend or modify any of the terms of outstanding Awards;

(d)	to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any Awards; and

(e)	generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Awards granted thereunder as it may deem necessary or advisable.
Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
     4. Eligible Participants.
     Present and future officers and key employees of the Company or any Subsidiary shall be eligible to participate in the Plan. The Committee from time to time shall select those officers and key employees of the Company and any Subsidiary of the Company who shall be designated as Participants and shall designate in accordance with the terms of the Plan the amount of any Award to be awarded to each Participant.
     5. Performance Criteria (162(m) Awards).
     Subject to the terms of the Plan, the Committee, in its discretion, may make the grant or vesting of an Award to a “specified employee” (as defined in Section 162(m) of the Code and the regulations thereunder) subject to performance criteria (a “162(m) Award”). All 162(m) Awards shall be granted by the Committee when composed of two or more outside directors, as prescribed by Section 162(m) of the Code and the regulations thereunder. The Committee shall certify that the performance goals and other material terms have been satisfied before payment of a 162(m) Award is made. All 162(m) Awards shall be paid solely on account of the attainment of one or more pre-established, objective performance goals, which goals shall be established on a timely basis, in conformity with the timing requirements of Section 162(m) of the Code. Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such performance goals or to increase the amount payable pursuant to a 162(m) Award after the performance goals have been established; provided, however, the Committee may, in its sole discretion, reduce the amount that would otherwise be payable with respect to any 162(m) Award. Permissible performance goals include any one of the following or combination thereof which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures:
(a)	meeting specific targets for or growth in:
(2)	stock price,

(3)	net sales (dollars or volume),

(4)	cash flow,

(5)	operating income,

(6)	net income,

(7)	earnings per share,

(8)	earnings before taxes,

(9)	earnings before interest and taxes, or

(10)	earnings before interest, taxes, depreciation and amortization (EBITDA);
(b)	return on:
(1)	net sales,

(2)	assets or net assets, or

(3)	invested capital;
(c)	management of:
(1)	working capital,

(2)	expenses, or

(3)	cash flow;
(d)	meeting specific targets for or growth in:
(1)	productivity,

(2)	specified product lines,

(3)	market share,

(4)	product development,

(5)	customer service or satisfaction,

(6)	employee satisfaction,

(7)	strategic innovation, or

(8)	acquisitions;
(e)	specific personal performance improvement objectives relative to:
(1)	formal education,

(2)	executive training,

(3)	leadership training; or

(4)	succession planning.
(f)	any other criteria established by the Committee (but only if such other criteria are approved by the stockholders).
     The material terms of the 162(m) Award shall be disclosed and approved by stockholders prior to payment, in conformity with the requirements under Section 162(m) of the Code. Subject to such deferral and/or other conditions as may be permitted or required by the Committee, cash amounts earned under an award will be paid or distributed as soon as practicable following the Committee’s determination and certification of such amounts. Notwithstanding anything to the contrary contained herein, no Participant may earn more than two (2) times his or her annual base salary in any calendar year (as listed on the Summary Compensation Table in the Company’s annual proxy statement) pursuant to an Award made under the Plan, except that Tandem Cash Awards shall be subject to a different limitation. A Tandem Cash Award is an Award made under this Plan which Award is made at the same time as a restricted stock award. Tandem Cash Awards shall have a maximum value of 50% of the aggregate fair market value as of the vesting date of the tandem restricted stock award. Both a Tandem Cash Award and a Cash Award subject to the dollar limitation listed above may be made in the same calendar year. Any 162(m) Award that fails to meet the requirements under this Section 5 or the requirements under Section 162(m) and its regulations shall not be nullified or voided. Instead, payment of such a 162(m) Award shall be delayed until the applicable remuneration is deductible or upon the specified employee’s termination of employment, whichever occurs first.
     6. Terms and Conditions of Cash Incentive Awards.
     The Committee may, in its discretion, grant an Award to any Participant under the Plan. Each Award shall be evidenced by an agreement between the Company and the Participant. Such Award shall specify a performance period and performance criteria that must be satisfied in order for a payment to be made. Such performance criteria may (but need not) include the goals itemized in Section 5 above. The Award agreement shall specify the amount to be paid (or formula for determining the payment amount), the payment schedule for such Award, the expiration of such Award, and such other information necessary or desirable for the proper administration of such Award. Unless such Award is properly deferred under Section 9, all Awards shall be paid to the Participant within 2 1/2 months after the end of the Company’s or the Participant’s taxable year in which the Participant became entitled to the Award payment.
     7. Acceleration of Payment.
     Notwithstanding the above schedule, unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, payment of a Participant’s Awards shall accelerate if a Participant’s employment with the Company and its Subsidiaries and Affiliates or service on the board of directors of the Company, a Subsidiary or an Affiliate is terminated due to: (i) retirement on or after his sixty-fifth birthday; (ii) retirement on or after his fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; or (iv) death. If payment is accelerated, payment of the Award shall be made on a pro rata basis, based on performance to date and on the total number of days the Participant was employed during the performance period in relation to the scheduled number of days between the Award Date and the scheduled payment date.
     A Participant’s employment shall not be considered to be terminated hereunder by reason of a transfer of his employment from the Company to a Subsidiary or Affiliate, or vice versa, or a leave of absence approved by the Participant’s employer. A Participant’s employment shall be considered to be terminated hereunder if, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary or Affiliate (and the Participant’s employer is or becomes an entity that is separate from the Company and its Subsidiaries and Affiliates).
     8. Effect of Change of Control.
     Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, immediately following a Change of Control, payment of any outstanding Award shall be accelerated. Payment of an Award subject to performance criteria shall be made on a pro rata basis, based on performance to date and on the total number of days during the performance period before the Change of Control in relation to the entire performance period.
     9. Deferrals.
     A Participant may elect to defer receipt of all or a portion of an Award payment, subject to the rules listed below:
(a)	a deferral may be made for any amount of time, if the election is received by the Committee no later than the calendar year prior to the date of the grant of the applicable Award;

(b)	a deferral may be made no later than twelve months before the portion of the Award vests, but payment must be deferred for at least five years from the original payment date;

(c)	a Participant who first becomes eligible to participate in the Plan (or any other plan subject to the aggregation rules under Section 409A of the Code) may make a deferral for any amount of time, but such deferral must be made within the first 30 days in which the Participant becomes eligible to participate and the deferral may only apply to compensation earned after the election is made;

(d)	a deferral may be made for any amount of time, but
(1)	such election must be made within 30 days of the grant;

(2)	such election may only apply with respect to the portion of the Award whose vesting is contingent on the Participant performing services for at least an additional twelve months from the date of election; and

(3)	such election may not be not effective until 12 months from the date it is made; or
(e)	a deferral may be made for any amount of time up until six months before the Award vests if the Award is for performance-based compensation (as determined under Section 409A of the Code) measured over a period of at least twelve (12) months and either
(1)	the amount of the compensation cannot be reasonably ascertained at the time of the election, or

(2)	the performance requirement is still not substantially certain to be met at the time of the election.
Notwithstanding any other provision of this Plan, a deferred Award shall be accelerated and paid out upon a Participant’s separation from service or death, except that a Participant who is a “specified employee” under Section 409A of the Code shall have the payment of his deferred Award delayed for an additional six months after his separation from service to the extent required to comply with Section 409A of the Code.
     10. Nontransferability of Awards.
     All Awards granted pursuant to this Plan are transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or in the Committee’s discretion after vesting. With the approval of the Committee, a Participant may transfer an Award for no consideration to or for the benefit of one or more Family Members of the Participant subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer. The transfer of an Award pursuant to this Section 10 shall include a transfer of the right set forth in Section 13 hereof to consent to an amendment or revision of the Plan and, in the discretion of the Committee, shall also include transfer of ancillary rights associated with the Award.
     11. Withholding Taxes.
     The Committee may, in its discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with any Awards.
     12. No Right to Employment.
     Participation in the Plan will not give any Participant a right to be retained as an employee or director of the Company, its Subsidiaries, or an Affiliate, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.
     13. Amendment of the Plan.
     The Board of Directors may from time to time amend or revise the terms of this Plan in whole or in part, subject to the following limitations. No amendment may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, no such consent shall be required if the Committee determines in its sole and absolute discretion that the amendment or revision is required or advisable in order for the Company, the Plan or the Award to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (ii) is otherwise in the best interests of the Company or its stockholders. The Committee may, but need not, take the tax consequences to affected Participants into consideration in acting under the preceding sentence.
     14. Effective Date and Termination of Plan.
     (a) Effective Date. This Plan is effective as of the date of its approval by the stockholders of the Company. Awards may be made under this Plan prior to stockholder approval, but such Awards shall be conditioned on the approval of this Plan by stockholders of the Company.

     (b) Termination of the Plan. The Plan will terminate 10 years after the date it is approved by the Board of Directors; provided, however, that the Board of Directors may terminate the Plan at any time prior thereto. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Awards granted before termination.